Filed pursuant to Rule 424(b)(7)
Registration File No.: 333-158135

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Share(1)	Price	Registration Fee
Common Stock, par value $0.001 per share	37,358,064	$0.20	$7,471,613	$416.92(2)

(1)	Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purposes of calculating the registration fee, based on the average of the high and low prices of Sirius XM Radio Inc. common stock as reported on the NASDAQ Global Select Market on March 13, 2009, which was $0.20 per share.

(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, (i) unused filing fees of $34 have already been paid with respect to $5,230,129 aggregate initial offering price of unsold common stock that was previously registered by the selling stockholders pursuant to Registration Statement No. 333-157890, which was initially filed on March 12, 2009 and (ii) unused filing fees of $33,900 have already been paid with respect to unsold securities that were previously registered by Sirius XM Radio Inc. pursuant to Registration Statement No. 333-157890, which was initially filed on March 12, 2009, are being offset against the registration fee due for this offering by the selling stockholders named herein. No additional registration fee has been paid with respect to this offering.

Prospectus Supplement
(To Prospectus dated March 20, 2009)

37,358,064 Shares

COMMON STOCK

This prospectus supplement relates to the offering of up to 37,358,064 shares of our common stock, par value $0.001 per share (the “Shares”). The Shares are being offered for sale from time to time by the Selling Stockholders named herein. The Selling Stockholders, or any of their successors in interest, may offer the Shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the Selling Stockholders’ sale of any such Shares.

We originally issued the Shares pursuant to a note purchase agreement, dated February 13, 2009, among Sirius XM Radio Inc., our wholly owned subsidiaries XM Satellite Radio Holdings Inc., XM 1500 Eckington LLC and XM Investment LLC, and the Selling Stockholders. For further information regarding the note purchase agreement, see “Selling Stockholders” beginning on page S-7 of this prospectus supplement. The shares were issued in private placement transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof.

We are not selling any shares of our common stock under this prospectus supplement and the accompanying prospectus, and we will not receive any of the proceeds from the sale of Shares by the Selling Stockholders, but we have agreed to pay certain registration expenses relating to such Shares. The Selling Stockholders from time to time may offer and sell the shares of our common stock held by them directly or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions. For further information regarding the possible methods by which shares may be distributed, see “Plan of Distribution” beginning on page S-12 of this prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “SIRI.” On March 18, 2009, the last reported sale price of our common stock on the Nasdaq Global Select Market was $0.37.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement and in the documents that we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

March 20, 2009

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part consists of the accompanying prospectus, which gives more general information, some of which may not be applicable to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement and the accompanying prospectus, unless otherwise indicated,

•	“SIRIUS,” “we,” “us,” “our” and similar terms refer to Sirius XM Radio Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires;

•	“XM Holdings” and “Holdings” refer to XM Satellite Radio Holdings Inc., our direct subsidiary;

•	“XM Inc.” refers to XM Satellite Radio Inc., the direct subsidiary of XM Holdings; and

•	the “Selling Stockholders” refers to those stockholders listed in the table on p. S-7.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to growth, expected levels of expenditures and statements expressing general optimism about future operating results, are forward-looking statements. Similarly, statements that describe our business strategy, outlook, prospective financial condition, objectives, plans and intentions also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to, those described in “Risk Factors” included in this prospectus supplement and the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which we filed with the Securities and Exchange Commission (“SEC”) on March 10, 2009, and XM Holdings’ and XM Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which was filed with the SEC on March 13, 2009. These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this prospectus supplement. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ii

SUMMARY

This summary highlights selected information about us and the offering of the Shares. This summary is not complete and does not contain all of the information that may be important to you. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section, and the other documents that we refer to and incorporate by reference herein for a more complete understanding of us and this offering. In particular, we incorporate by reference important business and financial information into this prospectus supplement and the accompanying prospectus.

About Sirius XM Radio Inc.

We broadcast in the United States our music, sports, news, talk, entertainment, traffic and weather channels for a subscription fee through our proprietary satellite radio systems — the SIRIUS system and the XM system. On July 28, 2008, our wholly owned subsidiary, Vernon Merger Corporation, merged (the “Merger”) with and into XM Satellite Radio Holdings Inc. and, as a result, XM Satellite Radio Holdings Inc. is now our wholly owned subsidiary. The SIRIUS system consists of three in-orbit satellites, approximately 120 terrestrial repeaters that receive and retransmit signals, satellite uplink facilities and studios. The XM system consists of four in-orbit satellites, over 700 terrestrial repeaters that receive and retransmit signals, satellite uplink facilities and studios. Subscribers can also receive certain of our music and other channels over the Internet.

Our satellite radios are primarily distributed through automakers (“OEMs”); at more than 19,000 retail locations; and through our websites. We have agreements with every major automaker to offer SIRIUS or XM satellite radios as factory or dealer-installed equipment in their vehicles. SIRIUS and XM radios are also offered to customers of rental car companies, including Hertz and Avis.

As of December 31, 2008, we had 19,003,856 subscribers. Our subscriber totals include subscribers under our regular pricing plans; discounted pricing plans; subscribers that have prepaid, including payments either made or due from automakers for prepaid subscriptions included in the sale or lease price of a new vehicle; active SIRIUS radios under our agreement with Hertz; active XM radios under our agreement with Avis; subscribers to SIRIUS Internet Radio and XM Internet Radio, our Internet services; and subscribers to our weather, traffic and certain subscribers to our video data services.

Our primary source of revenue is subscription fees, with most of our customers subscribing on an annual, semi-annual, quarterly or monthly basis. We offer discounts for prepaid and long-term subscriptions as well as discounts for multiple subscriptions on each platform. In 2009, we increased the discounted price for additional subscriptions from $6.99 per month to $8.99 per month. We also derive revenue from activation fees, the sale of advertising on select non-music channels, the direct sale of satellite radios and accessories, and other ancillary services, such as our Backseat TV, data and weather services.

In certain cases, automakers include a subscription to our radio services in the sale or lease price of vehicles. The length of these prepaid subscriptions varies but is typically three to twelve months. In many cases, we receive subscription payments from automakers in advance of the activation of our service. We also reimburse various automakers for certain costs associated with satellite radios installed in their vehicles.

We have an interest in the satellite radio services offered in Canada. SIRIUS Canada, a Canadian corporation that we jointly own with Canadian Broadcasting Corporation and Slaight Communications Inc., offers a satellite radio service in Canada. SIRIUS Canada offers 120 channels of commercial-free music and news, sports, talk and entertainment programming, including 11 channels offering Canadian content. XM Canada, a Canadian corporation in which we have an ownership interest, also offers satellite radio service in Canada. XM Canada offers 130 channels of music and news, sports, talk and entertainment programming. Subscribers to the SIRIUS Canada service and the XM Canada service are not included in our subscriber count.

Recent Developments

The Shares being offered for sale under this prospectus supplement were originally issued to the Selling Stockholders on February 13, 2009 in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) thereof. Pursuant to a note purchase agreement among us, our wholly owned subsidiaries XM Satellite Radio Holdings Inc., XM 1500 Eckington LLC and XM Investment LLC, and the Selling Stockholders, XM Satellite Radio Holdings Inc. issued to the Selling Stockholders $172,485,000 million in aggregate principal amount of Senior PIK Secured Notes due 2011 (the “exchange notes”) in exchange for a like principal amount of XM Satellite Holdings Inc.’s outstanding 10% Convertible Notes due 2009 (the “old notes”). The exchange notes are fully and unconditionally guaranteed by XM 1500 Eckington LLC and XM Investment LLC, our wholly owned subsidiaries, and are secured by a lien on certain real and personal property held by those entities. In addition, we paid the Selling Stockholders a fee, per $1,000 aggregate principal amount of old notes exchanged, in the amount of either (1) 833 shares of our common stock or (2) $50 cash, at each Selling Stockholder’s election. We agreed pursuant to the note purchase agreement to file this prospectus supplement to register these shares for resale.

Since October 1, 2008, we have also entered into a series of other transactions to improve our liquidity and strengthen our balance sheet, including:

•	the issuance of an aggregate of 539,611,513 shares of our common stock for $128,412,000 aggregate principal amount of our 2 1/2% Convertible Notes due 2009; and

•	the execution of agreements with Liberty Media Corporation and its affiliate, Liberty Radio LLC, pursuant to which they have invested an aggregate of $350,000,000 in the form of loans to us, are committed to invest an additional $180,000,000 in loans to us, and have received a significant equity interest in us.

In addition to the information contained in our Annual Report on Form 10-K and our Current Reports on Form 8-K incorporated by reference into this prospectus, as described in “Incorporation by Reference,” you should carefully review the risks we outline under “Risk Factors.”

Corporate Information

Sirius Satellite Radio Inc. was incorporated in the State of Delaware as Satellite CD Radio, Inc. on May 17, 1990. On December 7, 1992, Satellite CD Radio, Inc. changed its name to CD Radio Inc., and Satellite CD Radio, Inc. was formed as a wholly owned subsidiary. On November 18, 1999, CD Radio Inc. changed its name to Sirius Satellite Radio Inc. On August 5, 2008, we changed our name from Sirius Satellite Radio Inc. to Sirius XM Radio Inc. XM Satellite Radio Holdings Inc., together with its subsidiaries, is operated as an unrestricted subsidiary under the agreements governing our existing indebtedness. As an unrestricted subsidiary, transactions between the companies are required to comply with various covenants in our respective debt instruments.

The Offering

Issuer	Sirius XM Radio Inc.

Shares of common stock offered by the selling stockholders	37,358,064 shares.

Shares of common stock outstanding as of March 18, 2009	approximately 3,856,168,400 shares.

Nasdaq Global Select Market trading symbol	SIRI

Use of proceeds	We will not receive any of the proceeds from the sale by the Selling Stockholders of any Shares. See “Use of Proceeds.”

Risk factors	You should carefully consider the information set forth in the “Risk Factors” section of this prospectus supplement and accompanying prospectus as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common stock.

See “Description of Capital Stock” beginning on page 17 of the accompanying prospectus for additional information regarding the Shares to be sold pursuant to this prospectus supplement.

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement and accompanying prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Special Note About Forward-Looking Statements” in this prospectus supplement and the accompanying prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Certain risks relating to us and our business are described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 10, 2009, which is incorporated by reference into this prospectus supplement, and which you should carefully review and consider. Certain additional risks relating to XM Holdings and XM Inc. specifically are described under the heading “Risk Factors” in XM Holdings’ and XM Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 13, 2009, which is incorporated by reference into this prospectus supplement, and which you should carefully review and consider.

Risks Relating to Our Common Stock

The Price of our Common Stock Historically has been Volatile. This Volatility may Affect the Price at which you could Sell our Common Stock, and the Sale of Substantial Amounts of our Common Stock could Adversely Affect the Price of our Common Stock.

The market price for our common stock has varied between a high sales price of $3.94 per share and a low sales price of $0.05 since October 1, 2007. This volatility may affect the price at which you could sell our common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. The price for our common stock is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in the risks related to our business and the business of XM Holdings; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; competitive developments; and capital commitments.

In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we became involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

In addition, the broader stock market has recently experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our common stock to fluctuate substantially.

In addition, the sale of substantial amounts of our common stock could adversely impact its price. As of March 18, 2009, we had outstanding approximately 3,856 million shares of common stock, options to purchase approximately 155 million shares of our common stock (of which approximately 121 million were exercisable as of that date at prices ranging from $0.49 to $30.50) and convertible notes convertible into approximately 112 million shares (at conversion prices ranging from $0.69 to $28.46). The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

The Issuance and Sale of our Common Stock upon the Exchange, Conversion or Exercise of Outstanding Equity-Linked Securities may Cause Volatility in our Stock Price and will Dilute the Ownership Interest of Existing Stockholders.

Although our diluted earnings per share calculation treats the stock options, restricted stock, restricted stock units, warrants, convertible and exchangeable notes and stock based awards under our stock incentive plan as if they were already exchanged or converted into our common stock, sales in the public market of our common stock issuable upon such exchange or conversion could adversely affect prevailing market prices of our common stock. Anticipated exchange or conversion of the equity-linked securities into shares of our common stock could depress the price of our common stock. In addition, the existence of the equity-linked securities may encourage short selling by market participants because the exchange or conversion of such securities could be used to satisfy short positions. Exchange or conversion of the outstanding equity-linked securities will dilute the ownership interests of existing stockholders.

In addition, we have in the past, and may continue in the future to, issue shares of common stock in exchanges for certain of our outstanding debt securities pursuant to Section 3(a)(9) of the Securities Act. Sales in the public market of such shares of common stock could also adversely affect prevailing market prices of our common stock, and any such future shares will dilute the ownership interests of existing stockholders.

We have Never Paid Dividends and do not Anticipate Paying any Dividends on our Common Stock in the Future, so any Short-Term Return on your Investment will Depend on the Market Price of our Common Stock.

We currently intend to retain any earnings to finance our operations and growth. In addition, the terms and conditions of certain of our and our subsidiaries’ debt instruments restrict and limit payments or distributions in respect of common stock.

Delaware Law and our Charter Documents may Impede or Discourage a Takeover, which could Cause the Market Price of Shares of our Common Stock to Decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of our company, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, including the adoption of a “poison pill,” which could be used defensively if a takeover is threatened. The ability of our board of directors to create and issue a new series of preferred stock and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock.

Liberty Media Corporation has Significant Influence over our Business and Affairs and its Interests may Differ from ours.

Liberty Media Corporation holds preferred stock that is convertible into 40% of the issued and outstanding shares of our common stock. Pursuant to the terms of the preferred stock held by Liberty Media, we cannot take certain actions, such as issue equity or debt securities, without the consent of Liberty Media. Additionally, upon expiration of the waiting period under Hart-Scott-Rodino Act, Liberty Media has the right to designate six members of our fifteen-member Board of Directors. On March 17, 2009, Gregory B. Maffei joined our board of directors. Mr. Maffei has been the Chief Executive Officer and President of Liberty Media Corporation since February 2006 and a director of Liberty Media Corporation since November 2005. We expect Liberty Media to designate the other directors shortly. As a result, Liberty Media has significant influence over business and affairs. The interests of Liberty Media may differ from the interests of other holders of our common stock. The extent of Liberty Media’s stock ownership in us also may have the effect of discouraging offers to acquire control of us and may preclude holders of our common stock from receiving any premium above market price for their shares that may be offered in connection with any attempt to acquire control of us.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the Selling Stockholders of any Shares.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq Global Select Market under the symbol “SIRI.” On March 18, 2009, the closing sales price for our common stock was $0.37 per share, as reported on the Nasdaq Global Select Market. The following table sets forth, for the periods indicated, the reported high and low sales price per share of our common stock on the Nasdaq Global Select Market:

	High	Low

2009
First Quarter (through March 18, 2009)	$0.43	$0.05
2008
Fourth Quarter	0.69	0.08
Third Quarter	2.75	0.57
Second Quarter	2.92	1.80
First Quarter	3.89	2.51
2007
Fourth Quarter	3.94	2.76
Third Quarter	3.59	2.71
Second Quarter	3.25	2.66
First Quarter	4.26	3.18

As of March 18, 2009, there were approximately 850,000 holders of record of our common stock.

DIVIDEND POLICY

We have never paid cash dividends on our capital stock. We currently intend to retain earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition and other factors deemed relevant by our board of directors. A number of our current debt instruments contain, and future debt instruments may contain, provisions restricting our ability to pay dividends.

SELLING STOCKHOLDERS

The Shares being offered for sale under this prospectus supplement and accompanying prospectus were originally issued by us pursuant to the note purchase agreement, dated February 13, 2009, among us, XM Satellite Radio Holdings Inc., XM 1500 Eckington LLC, XM Investment LLC, and the Selling Stockholders.

Pursuant to the note purchase agreement, XM Satellite Radio Holdings Inc. agreed to issue to certain holders of its outstanding 10% Convertible Notes due 2009 (the “old notes”), including the Selling Stockholders, $172,485,000 in aggregate principal amount of Senior PIK Secured Notes due 2011 (the “exchange notes”) in exchange for a like principal amount of old notes. The exchange notes are fully and unconditionally guaranteed by XM 1500 Eckington LLC and XM Investment LLC, our wholly-owned subsidiaries, and are secured by a lien on certain real and personal property held by such entities.

In addition, we paid these holders of old notes a fee, per $1,000 aggregate principal amount of old notes exchanged, in the amount of either (1) 833 shares of our common stock or (2) $50 cash, at each holder’s election. We agreed pursuant to the note purchase agreement to file this prospectus supplement to register the Shares for resale.

The exchange notes and the common stock were issued in private placement transactions exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) thereof.

The following table sets forth certain information on or around the date hereof concerning the Shares that may be offered from time to time by each Selling Stockholder pursuant to this prospectus supplement. The information is based on information provided by or on behalf of the Selling Stockholders. Other than the transactions described above and except as set forth in the table below, none of the Selling Stockholders or any of their affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us, XM Holdings or XM Inc. (or our, XM Holdings’ or XM Inc.’s predecessors or affiliates) during the past three years.

						Percentage of
					Number of	Outstanding
		Percentage of			Shares of	Shares of
		Outstanding			Common Stock	Common Stock
	Shares of	Shares of			Beneficially Owned	Beneficially Owned
	Common Stock	Common Stock		Shares of	After Sale of All	After Sale of All
	Beneficially	Beneficially		Common Stock	Shares That	Shares That
	Owned Prior	Owned Prior		That May be	May be	May be
Name	to Offering	to Offering(1)		Offered Hereby	Offered Hereby	Offered Hereby

Canyon Capital Arbitrage Master Fund, Ltd(2)	4,837,348		*	3,656,728	—	—
The Canyon Value Realization Fund (Cayman), Ltd(2)	5,747,990		*	4,304,755	—	—
Canyon Value Realization Mac 18 Ltd.(2)	465,473		*	366,444	—	—
Canyon Value Realization Fund, LP(3)	2,259,180		*	1,701,073	—	—
Goldman, Sachs & Co.(4)	42,050,394	1.09%		27,329,064	—	—

Total	55,360,385	1.44%		37,358,064	—	—

*	Less than 1%.

(1)	Calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended, using 3,856,168,400 shares of common stock outstanding as of March 18, 2009.

(2)	Canyon Capital Advisors LLC is the investment advisor for Canyon Capital Arbitrage Master Fund, Ltd., The Canyon Value Realization Fund (Cayman), Ltd. and Canyon Value Realization Mac 18 Ltd. and has the power to direct investments by Canyon Capital Arbitrage Master Fund, Ltd., The Canyon Value Realization Fund (Cayman), Ltd and Canyon Value Realization Mac 18 Ltd. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julia, and K. Robert Turner. Canyon Capital Arbitrage Master Fund, Ltd. and The Canyon Value Realization Fund (Cayman), Ltd. are Exempt Companies incorporated in the Cayman Islands with limited liability.

(3)	The general partner of Canyon Value Realization Fund, LP is Canpartners Investments III, L.P. and as such has the voting power (the general partner of Canpartners Investments III, L.P. is Canyon Capital Advisors LLC). Canyon Capital Advisors LLC is the investment advisor of Canyon Value Realization Fund, L.P. and as such, has the power to direct investments by Canyon Value Realization Fund, L.P. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, and K. Robert Turner. Canyon Value Realization Fund, L.P. is a limited partnership formed in Delaware.

(4)	Goldman, Sachs & Co. is a wholly-owned subsidiary of The Goldman Sachs Group, Inc., a publicly-traded company. In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the “Release”), this filing reflects the securities beneficially owned by certain operating units (collectively, the “Goldman Sachs Reporting Units”) of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, “GSG”). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

The Selling Stockholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the Shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the Selling Stockholders or the purchasers of the Shares. These discounts, commissions or concessions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Notwithstanding the foregoing, in no event will the method of distribution take the form of an underwritten offering of our common stock without our prior agreement.

The Shares may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These prices will be determined by the Selling Stockholders or by agreement between such Selling Stockholders and underwriters, broker-dealers or agents. The aggregate proceeds to the Selling Stockholders from the sale of the Shares offered by them will be the purchase price of the Shares less discounts, commissions and concessions, if any. Each of the Selling Stockholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The sales described above may be effected in transactions:

•	on any national securities exchange or quotation service on which the Shares may be listed at the time of sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options; or

•	any combination of such methods of sale.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sale of any Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver such Shares to close out their short positions, or loan or pledge such Shares to broker-dealers that in turn may sell such securities.

In order to comply with the securities laws of some states, if applicable, the Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Shares may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of Shares may be deemed to be underwriting discounts or commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including liability under Sections 11 and 12 of the Securities Act and Rule 10b-5 under the Exchange Act. The Selling Stockholders have acknowledged that they understand their obligation to comply, and they have agreed to comply, with the prospectus delivery and other provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, particularly Regulation M. The Selling Stockholders have agreed that neither they nor any person acting on their behalf will engage in any transaction in violation of such provisions.

To our knowledge, there are currently no plans, arrangements or understandings between any Selling Stockholder and any underwriter, broker-dealer or agent regarding the sale of the Shares. Selling Stockholders may ultimately not sell all, and conceivably may not sell any, of the Shares offered by them under this prospectus supplement. In addition, we cannot assure you that a selling stockholder will not transfer, devise or gift the Shares by other means not described in this prospectus supplement. Furthermore, any securities covered by this prospectus supplement which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus supplement.

To the extent required, the specific Shares to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement to which this prospectus supplement relates.

We have agreed, among other things, to pay certain expenses of the registration statement to which this prospectus supplement relates. We estimate that our total expenses associated with this offering of Shares by the Selling Stockholders will be approximately $120,000. We have agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Selling Stockholders may be required to make because of any of those liabilities.

VALIDITY OF SECURITIES

The validity of the common stock offered by this prospectus supplement has been passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements and financial schedule of Sirius XM Radio Inc. and subsidiaries as of December 31, 2008, and for the year ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and financial schedule of Sirius XM Radio Inc. (formerly Sirius Satellite Radio Inc.) and subsidiaries as of December 31, 2007, and for each of the years in the two-year period ended December 31, 2007, have been incorporated by reference herein in reliance upon the report of Ernst & Young LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and financial schedule of XM Satellite Radio Holdings Inc. and subsidiaries (Successor) as of December 31, 2008 and of XM Satellite Radio Holdings Inc. and subsidiaries (Predecessor) as of December 31, 2007, and for the period from August 1, 2008 to December 31, 2008 (Successor period) and from January 1, 2008 to July 31, 2008 and for each of the years in the two-year period ended December 31, 2007 (Predecessor periods) and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report dated March 13, 2009 refers to the acquisition of XM Satellite Radio Holdings Inc., effective July 28, 2008, by Vernon Merger Corporation, a wholly owned subsidiary of Sirius XM Radio Inc.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement other information we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus supplement incorporates important business and financial information about us that is not included in or delivered with this prospectus supplement. The information we file later with the SEC will automatically update and supersede the information included in and incorporated by reference in this prospectus supplement. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

1. Our Annual Report on Form 10-K for the year ended December 31, 2008.

2. Our Current Reports on Form 8-K filed on October 1, 2008, December 22, 2008, January 5, 2009, January 14, 2009, February 17, 2009 (two Form 8-K filings), March 2, 2009, March 6, 2009, March 11, 2009 and March 18, 2009.

3. Our Proxy Statement on Schedule 14A filed on November 4, 2008.

4. The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Securities Exchange Act of 1934 including any amendment or report updating such description.

In addition, we incorporate by reference the documents listed below and any future filings made by XM Holdings and XM with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

1. XM Holdings’ and XM’s Annual Report on Form 10-K for the year ended December 31, 2008.

2. XM Holdings’ Current Reports on Form 8-K filed on March 12, 2009.

The referenced documents have been filed with the SEC and are available from the SEC’s internet site and public reference room described under “Where You Can Find More Information.” You may also request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Sirius XM Radio Inc.
1221 Avenue of the Americas,
36th floor
New York, New York 10020
Phone: (212) 584-5100
Attention: Investor Relations

You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone else to provide you with different information.

WHERE YOU CAN FIND MORE INFORMATION

We, XM Holdings and XM file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings, XM Holdings’ SEC filings and XM’s SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov and through the Nasdaq Stock Market, One Liberty Plaza, New York, New York, 10006, on which our common stock is listed.